Exhibit 24 Execution Version LIMITED POWER OF ATTORNEY January 1, 2026 Know all by these presents, that the undersigned hereby makes, constitutes and appoints each of Bradford Hale and Seth Cohen -in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to: 1. 2. 3. The undersigned acknowledges that: 1. 2. 3. 4. 1 US-DOCS\166649686.2

This Limited Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to each attorney-in-fact. 2

IN WITNESS WHEREOF, the undersigned hereto have caused this Limited Power of Attorney to be duly executed as of the day and year first above written. By: /s/ Paul Sparks Paul Sparks [Signature Page to Baldwin Power of Attorney for SEC Filings]